Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016, with respect to the consolidated financial statements included in the Annual Report of Collegium Pharmaceutical, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statement of Collegium Pharmaceutical, Inc. on Form S-8 (File No. 333-207744).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 18, 2016